Exhibit 10.2
Project 750 Program Overview
PROJECT 750 AWARDS UNDER
SIX FLAGS ENTERTAINMENT CORPORATION
LONG-TERM INCENTIVE PLAN

The objective of the Project 750 Awards under the Six Flags Entertainment Corporation Long-Term Incentive Plan ("Project 750 Awards") is to provide management and other key employees with an equity incentive to achieve $750 million of Modified EBITDA in a calendar year (the “EBITDA Target”) by December 31, 2020. The Project 750 Awards also provide for the grant of dividend equivalent rights equal in value equal to any dividends on the common stock from the award issuance date through the date shares, if any, are issued under the Project 750 Award. An aggregate of 900,000 shares (not including dividend equivalent rights) would be issued if the EBITDA Target is achieved in calendar 2020, to the extent provided in the applicable Project 750 Award agreement.
The Project 750 Awards provide management with incentive to reach the EBITDA Target earlier by providing: (a) a 15% early achievement bonus (1,035,000 total shares) if the EBITDA Target is met for calendar year 2019 and (b) a 35% early achievement bonus (1,215,000 total shares) if the EBITDA Target is met for calendar years 2017 or 2018, all to the extent provided in the applicable Project 750 Award agreement. If the EBITDA Target is met for the first time in calendar year 2021 and there has been no early achievement bonus or partial achievement award (as described in the Project 750 Award agreement), the number of shares awarded to each participant will be equal to 50% of the base award.
A minimum achievement hurdle of $725 million applies and any overperformance above $725 million would be credited to the immediately subsequent calendar year.
The terms and conditions of the Project 750 Awards are set forth in a separate Project 750 Award agreement that shall apply in the event of any conflict with this Project 750 Program Overview.